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                                                                    Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in Registration Statements Nos. 33-30545, 33-37818, 333-118030, and 333-118031 on Form S-8 and Registration
Statements Nos. 333-87254 and 333-106709 on Form S-3 of our report dated March 15, 2005, relating to the consolidated financial statements and financial statement schedule of A.M. Castle & Co. and subsidiaries (which report expresses an unqualified opinion and includes an explanatory paragraph related to a change in accounting for goodwill and intangible assets) and our report dated March 15, 2005, relating to management's report on the effectiveness of internal control over financial reporting appearing in this Annual Report on Form 10-K of A.M. Castle & Co. for the year ended December 31, 2004.

/s/ Deloitte & Touche LLP
-------------------------
Deloitte & Touche LLP

Chicago, IL
March 15, 2005